Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, the 2018 Incentive Award Plan, and 2018 Employee Stock Purchase Plan of Gritstone Oncology, Inc. of our report dated May 4, 2018 (except as to the second paragraph of Note 2, as to which the date is September 21, 2018), with respect to the financial statements and related notes of Gritstone Oncology, Inc. for the year ended December 31, 2017, included in the Registration Statement (Form S-1 No. 333-226976) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 28, 2018